EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Checkers Drive-In Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-121419, 333-114762, 333-42160, 33-47063, 33-80236 and 333-84950) on Form S-8 and S-3 of Checkers Drive-In Restaurants, Inc. and subsidiaries of our report dated April 4, 2005, with respect to the consolidated balance sheet of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 3, 2005, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 3, 2005, and all related financial statement schedules, which report appears in the January 2, 2006 annual report on Form 10-K/A of Checkers Drive-In Restaurants, Inc.

/s/ KPMG LLP

Orlando, Florida

April 26, 2006

Certified Public Accountants